Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Fourth Quarter and Fiscal Year 2026 Financial Results

● Announces Record $111 Million Funded Backlog, up 34% Sequentially and 59% Annually

● Establishes Three-Year Minimum Gross Margin Target of 50% and Operating Margin Target of 30%

● Reaffirms Three-Year Revenue Target of at Least $150 million, a 34% CAGR

● Establishes Path for Strong Operating Leverage by Front-Loading Investments and Pruning Non-Core Business

Mitchel Field, NY, July 15, 2026 – Frequency Electronics, Inc. (“FEI,” “Frequency,” the “Company,” “we” or “us”) (NASDAQ-FEIM) today announced its financial results for the fourth quarter and fiscal year 2026 and provided significant updates to its future profitability profile.

FEI President and CEO, Tom McClelland, commented, “As we have mentioned before, Fiscal 2026 was a year of digestion from a revenue standpoint, as we pulled forward some revenue into last year’s Fiscal 2025. But it was also a critically important year for the future of Frequency as we significantly expanded our funded backlog, giving us excellent visibility into coming growth. Just two quarters ago, we told investors that we believed we could see backlog north of $100 million in the not-too-distant future. Today we are extremely pleased to report that our backlog reached $111 million at the end of our fiscal fourth quarter, up 34% sequentially and 59% over the same period last year. It was because of this continuing expansion of our backlog and order book, as well as the significantly larger end-markets that we are now selling into, all of which are based on technology that leverages our long-standing market leadership in space and defense applications, that we felt confident giving a three-year minimum revenue target of $150 million on April 30, 2026, representing a 34% compound annual growth rate from our Fiscal 2026 revenue. Today we reaffirm our minimum revenue target of $150 million by Fiscal 2029, and, beginning in Fiscal 2027, our current fiscal year, we will begin delivering on this target through revenue growth, starting in our current first quarter.

Future Margin Targets

“In Fiscal 2027, we also intend to begin demonstrating a multi-year path to higher margins. To that end, we are today establishing a minimum gross margin target of 50% and a minimum operating margin target of 30% by Fiscal 2029.

“The path to these higher margins is largely in our control and is a direct result of the significant business shift we are undertaking. On the gross margin side, we anticipate seeing meaningful improvement from two significant levers. The first is the much higher revenue base we are targeting, as we have previously discussed, and which we believe is well supported by our backlog, order book, industry trends and government funding. In addition, due to customer demand, we are moving from a bespoke manufacturer of exquisite products with more episodic production schedules to a high-rate production company making many more units of similar products on a more consistent basis. We believe this higher-rate production model will be more predictable, allow for better overhead absorption and feature less non-recurring engineering costs as a percentage of total business, all of which should drive gross margins to at least 50% by Fiscal 2029.

“In addition, we believe we will demonstrate very strong operating leverage in the business, such that as revenue increases sharply, we should gain meaningful efficiencies on our research and development (“R&D”) and selling and administrative expenses (“SG&A”). Based on the gross margin target outlined above, and those operating expense efficiencies in R&D and SG&A, we believe we will then be able to generate minimum operating margins of 30% by Fiscal 2029.

Investments in Growth, Business Restructuring and Non-Recurring Charges

McClelland further added: “We invested significantly in the business during Fiscal 2026 in order to better prepare the Company for the anticipated strong growth ahead. The majority of this investment was focused on hiring engineering talent in advance of the large ramp-up in production and revenue we are expecting. This had near-term dampening effects on gross margin, as engineering costs flow through the manufacturing overhead portion of our cost of goods sold, raising this expense before the corresponding revenue is generated. A second meaningful investment during Fiscal 2026 was a significant manufacturing efficiency project. This business process improvement investment should allow us to improve turnaround time. The related expenses flowed through overhead and had a similar adverse impact on gross margins. But with increasing orders and strong demand, we think such investments are prudent long-term decisions and will allow the Company to be ready for that business and to super-serve our customers, who increasingly want more work done more quickly. We believe this should meaningfully benefit our stockholders as well, as we seek to increasingly provide higher levels of mission-critical products that perform to the highest standards in the harshest environments and do so with high incremental margins.

“Further, we have increased our internal focus on our largest and most profitable market opportunities, and de-emphasized or discontinued products with lower growth potential and lower margin profiles that have historically been part of our business. Specifically, we chose to restructure our FEI-Elcom manufacturing business in New Jersey in the fourth quarter because it simply did not have the growth or margin potential of our core space and defense markets, nor those of the much larger addressable markets we are now starting to sell into: alternative position, navigation and timing (ALT-PNT) solutions; quantum sensing, including magnetometers; space defense and exploration; and, proliferated satellite programs. Though we sacrificed some near-term revenue in the fourth quarter by doing so, we believe it is the right long-term decision to better align our capital and talent towards their highest and best use and potential returns. The FEI-Elcom restructuring included a $3.8 million inventory write-down, a non-cash charge which flowed through cost of goods sold and further depressed gross margins for this reported period, but which we believe is not reflective of ongoing business trends; additional severance costs flowed through selling and administrative expenses. Further, the restructuring charge of $3.8 million yielded a tax benefit of approximately $0.9 million in Q4 2026. Additionally, including the restructuring costs, the Company anticipates realizing approximately $9.3 million of future tax benefit, which will benefit the Company going forward as we return to profitable growth.

“Lastly, we had several non-recurring charges that flowed through operating expenses this quarter, the majority of which was a non-cash charge for an accrual related to a one-time change in employee sick/paid-time-off policies. Most of this charge flowed through cost of goods sold, impacting gross margins, and the balance flowed through selling and administrative expenses. As a result of these charges this quarter, we believe our as-reported results do not accurately reflect the core strength of our underlying business, which will pave the path towards the much higher revenue and margin levels we described earlier.”

Reported Results and Adjusted Levels

Revenue for the three and twelve months ended April 30, 2026, was approximately $15.4 million and $63.2 million, respectively, compared to $20.0 million and $69.8 million, respectively, reported for the same period of fiscal year 2025. Operating loss for the three and twelve months ended April 30, 2026 was $6.3 million and $3.0 million, respectively, compared to an operating income of $3.3 million and $11.7 million, respectively, reported for the same period of the previous fiscal year. Net loss from operations for the three and twelve months ended April 30, 2026, was $4.9 million or ($0.50) per diluted share and $0.9 million or ($0.09) per diluted share, respectively, compared to a net income from operations for the three and twelve months ended April 30, 2025 of $3.2 million or $0.33 per diluted share and $23.7 million or $2.46 per diluted share, respectively. Net cash provided by operating activities was approximately $1.3 million in the twelve months of fiscal year 2026, compared to net cash used in operations of $1.4 million for the same period of fiscal year 2025. Backlog at April 30, 2026 was approximately $111 million compared to $70 million at April 30, 2025.

FEI Chief Financial Officer Steve Bernstein commented, “The fiscal fourth quarter in 2025 was the highest quarterly revenue in 25 years for FEI, which made for a difficult year-over-year comparison as we digested some of that pulled forward revenue in Fiscal 2026; however, we expect to start hitting new quarterly revenue records for the Company in the near future, based on the strength in our backlog and order book. We took a number of actions in the fiscal fourth quarter and in Fiscal 2026, including significant cash investments, that adversely impacted our as-reported margins. We provide tables at the end of this release that show the impact of these charges and investments and what they would have been without the charges. We are not adjusting for foregone revenue from the restructuring of FEI-Elcom, though certainly higher revenue would have made for an improved comparison. In sum, as the tables show below, our gross margins and operating margins were approximately 1% and (41)%, respectively, for the quarter, and approximately 29% and (5)%, respectively, for the fiscal year. Whereas, adjusted for the charges and investments, our gross margins and operating margins would have been approximately 36% and 1%, respectively, for the quarter, and approximately 41% and 11%, respectively, for the fiscal year.1 These are levels we anticipate growing meaningfully in the years to come, as stated earlier. The Company made significant cash investments during Fiscal 2026, but expects to return to normal cash generation in Fiscal 2027, beginning in our current fiscal first quarter.”

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, July 15, 2026, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-888-506-0062. International callers may dial 1-973-528-0011. Callers should provide participant access code: 941406 or ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 54269). Subsequent to that, the call can be accessed via a link available on the Company’s website through October 15, 2026.

[1]	These adjusted financial metrics are non-GAAP measures. See “Non-GAAP Measures” below for additional information.

About Frequency Electronics

Frequency Electronics, Inc. (FEI) is a world leader in precision time and frequency generation technology, which is incorporated into commercial and U.S. Government satellites, Command, Control, Communication, Computer, Intelligence, Surveillance and Reconnaissance (“C4ISR”), and Electronic Warfare (“EW”) systems. Its technology is used for a wide range of space and non-space applications. FEI has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOW programs. The Company invests significant resources in research and development to expand its capabilities and markets.

FEI’s Mission Statement: “Our mission is to transform discoveries and demonstrations made in research laboratories into practical, real-world products. We are proud of a legacy which has delivered precision time and frequency generation products, for space and other world-changing applications that are unavailable from any other source. We aim to continue that legacy while adapting our products and expertise to the needs of the future. With a relentless emphasis on excellence in everything we do, we aim, in these ways, to create value for our customers, employees, and stockholders.”

Use of Non-GAAP Financial Information: The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Additionally, the Company provides certain financial measures in this press release that are not measures of financial performance under GAAP. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may define or calculate these non-GAAP measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented below under “Reconciliation of Reported to Adjusted Numbers.”

“Adjusted for Non-Recurring” measures in the statements of operations. We present certain measures, or line items, of the statements of operations that are “Adjusted for Non-Recurring” items. To calculate these measures, we have adjusted, as applicable, for (1) one time restructuring costs in connection with the business restructuring involving FEI-Elcom; (2) a non-cash charge for an accrual related to a one-time change in employee sick/paid-time-off policies; (3) costs associate with transformational engineering employment costs, including the Company’s expansion into Colorado in Fiscal 2026; and (4) one time business improvement costs associated with a significant manufacturing efficiency project.

“Adjusted for Non-Recurring & Future Investment” measures in the statements of operations. We present certain measures, or line items, of the statements of operations that are “Adjusted for Non-Recurring & Future Investment” items. To calculate these measures, we have adjusted, as applicable, for each of the items described above with respect to “Adjusted for Non-Recurring” measures and have further adjusted to include costs related to future investments with respect to these same items

Forward-Looking Statements

The statements in this press release regarding future earnings and operations, including statements regarding our three-year gross margin target, our three-year operating margin target, our three-year revenue target and similar targets or objectives, and other statements relating to the future constitute “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the risks associated with reliance on key customers, including the U.S. government, the Company’s use of estimates when accounting for contracts, actions by significant customers or competitors, competitive factors, new products and technological changes, continued acceptance of the Company’s products in the marketplace, dependence upon third-party vendors, product prices and raw material costs, the Company’s ability to attract and retain key employees, general domestic and international economic conditions, health epidemics and pandemics, external disruptions to the Company’s facilities or supply chain, the Company’s operations in a highly regulated industry, the outcome of any litigation and arbitration proceedings, cybersecurity attacks, noncompliance with any of the covenants in the credit agreement, volatility in the Company’s stock price, including due to the relatively low trading volume of its common stock, and failure to maintain an effective system of internal controls over financial reporting. The factors listed above are not exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the Securities and Exchange Commission. The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025, filed on July 18, 2025 with the Securities and Exchange Commission includes additional factors that could materially and adversely impact the Company’s business, financial condition and results of operations, as such factors are updated from time to time in our periodic filings with the Securities and Exchange Commission, which are accessible on the Securities and Exchange Commission’s website at www.sec.gov. Moreover, the Company operates in a very competitive and rapidly changing environment. New factors emerge from time to time and it is not possible for management to predict the impact of all these factors on the Company’s business, financial condition or results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this press release and any other public statement made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact information:	Dr. Thomas McClelland, President and Chief Executive Officer;
Steven Bernstein, Chief Financial Officer;

Telephone:	(516) 794-4500 ext.5000	WEBSITE:	www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	(unaudited)		(unaudited)
	2026	2025	2026	2025
Revenues	$15,398	$19,986	$63,227	$69,811
Cost of revenues	15,246	12,492	44,831	39,714
Gross margin	152	7,494	18,396	30,097
Selling and administrative	4,603	2,675	15,403	12,289
Research and development	1,898	1,540	5,994	6,076
Operating (loss) income	(6,349)	3,279	(3,001)	11,732
Interest and other, net	(326)	(72)	93	412
Income before Income Taxes	(6,675)	3,207	(2,908)	12,144
(Benefit) provision for Income Taxes	(1,770)	10	(2,005)	(11,542)
Net (loss) income	$(4,905)	$3,197	$(903)	$23,686

Net income per share:
Basic income per share	$(0.50)	$0.33	$(0.09)	$2.46
Diluted income per share	$(0.50)	$0.33	$(0.09)	$2.46

Weighted average shares outstanding
Basic	9,854	9,692	9,783	9,612
Diluted	9,854	9,692	9,783	9,615

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	April 30, 2026	April 30, 2025
	(unaudited)
ASSETS
Cash and cash equivalents	$1,603	$4,720
Accounts receivable, net	4,740	5,914
Contract assets	17,277	17,914
Inventories, net	22,618	23,487
Other current assets	1,738	1,071
Property, plant & equipment, net	7,105	6,188
Other assets	12,801	12,374
Deferred taxes	14,084	12,045
Right-of-use assets – operating leases	7,409	8,659
Restricted cash	1,331	1,365
	$90,706	$93,737

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease liability - current	$2,002	$2,027
Contract liabilities	9,418	13,607
Other current liabilities	9,564	7,821
Other long-term obligations	7,671	7,933
Operating lease liability – non-current	5,648	6,729
Stockholders’ equity	56,403	55,620
	$90,706	$93,737

Frequency Electronics, Inc. and Subsidiaries

Reconciliation of Reported to Adjusted Numbers

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended		Three Months Ended	Twelve Months Ended
	April 30, 2026		April 30, 2026		April 30, 2026	April 30, 2026
	(unaudited)		(unaudited)		(unaudited)	(unaudited)
					Adjusted for	Adjusted for
					Non-Recurring	Non-Recurring
		Adjusted for		Adjusted for	& Future	& Future
	Reported	Non-Recurring	Reported	Non-Recurring	Investment	Investment
Revenues	$15,398	$15,398	$63,227	$63,227	$15,398	$63,227
Cost of revenues	15,246	10,873	44,831	40,458	9,832	37,147
Gross margin	152	4,525	18,396	22,769	5,566	26,080
Gross Margin %	1.0%	29.4%	29.1%	36.0%	36.1%	41.2%
Selling and administrative	4,603	3,835	15,403	14,082	3,462	12,968
Research and development	1,898	1,898	5,994	5,994	1,898	5,994
Operating (loss) income	(6,349)	(1,208)	(3,001)	2,693	206	7,118
Operating (loss) income %	-41.2%	-7.8%	-4.7%	4.3%	1.3%	11.3%

Reconciliation of Reported to Adjusted for Non-Recurring (Non-GAAP) for the Three Months Ended April 30, 2026 (unaudited)
					Business
		One Time		Transformational	Improvement
		Restructuring	Change in	Employment	Transformation	Adjusted for
	Reported	Cost	PTO Policy	Costs	Costs	Non-Recurring
Revenues	$15,398	$-	$-	$-	$-	$15,398
Cost of revenues	15,246	(4,373)	-	-	-	10,873
Gross margin	152	4,373	-	-	-	4,525
Gross Margin %	1.0%					29.4%
Selling and administrative	4,603	(446)	(164)	(89)	(69)	3,835
Research and development	1,898	-	-	-	-	1,898
Operating (loss) income	(6,349)	4,819	164	89	69	(1,208)
Operating (loss) income %	-41.2%					-7.8%

Frequency Electronics, Inc. and Subsidiaries

Reconciliation of Reported to Adjusted Numbers

(in thousands)

(unaudited)

Reconciliation of Reported to Adjusted for Non-Recurring & Future Investment (Non-GAAP) for the Three Months Ended April 30, 2026 (unaudited)
					Business	Adjusted for
		One Time		Transformational	Improvement	Non-Recurring
		Restructuring	Change in	Employment	Transformation	& Future
	Reported	Cost	PTO Policy	Costs	Costs	Investment
Revenues	$15,398	$-	$-	$-	$-	$15,398
Cost of revenues	15,246	(4,373)	-	(718)	(323)	9,832
Gross margin	152	4,373	-	718.00	323.00	5,566
Gross Margin %	1.0%					36.1%
Selling and administrative	4,603	(446)	(164)	(89)	(442)	3,462
Research and development	1,898	-	-	-	-	1,898
Operating (loss) income	(6,349)	4,819	164	807	765	206
Operating (loss) income %	-41.2%					1.3%

Reconciliation of Reported to Adjusted for Non-Recurring (Non-GAAP) for the Twelve Months Ended April 30, 2026 (unaudited)
					Business
		One Time		Transformational	Improvement
		Restructuring	Change in	Employment	Transformation	Adjusted for
	Reported	Cost	PTO Policy	Costs	Costs	Non-Recurring
Revenues	$63,227	$-	$-	$-	$-	$63,227
Cost of revenues	44,831	(4,373)	-	-	-	40,458
Gross margin	18,396	4,373	-	-	-	22,769
Gross Margin %	29.1%					36.0%
Selling and administrative	15,403	(446)	(164)	(355)	(356)	14,082
Research and development	5,994	-	-	-	-	5,994
Operating (loss) income	(3,001)	4,819	164	355	356	2,693
Operating (loss) income %	-4.7%					4.3%

Reconciliation of Reported to Adjusted for Non-Recurring & Future Investment (Non-GAAP) for the Twelve Months Ended April 30, 2026 (unaudited)
					Business	Adjusted for
		One Time		Transformational	Improvement	Non-Recurring
		Restructuring	Change in	Employment	Transformation	& Future
	Reported	Cost	PTO Policy	Costs	Costs	Investment
Revenues	$63,227	$-	$-	$-	$-	$63,227
Cost of revenues	44,831	(4,373)	-	(2,155)	(1,156)	37,147
Gross margin	18,396	4,373	-	2,155	1,156	26,080
Gross Margin %	29.1%					41.2%
Selling and administrative	15,403	(446)	(164)	(355)	(1,470)	12,968
Research and development	5,994	-	-	-	-	5,994
Operating (loss) income	(3,001)	4,819	164	2,510	2,626	7,118
Operating (loss) income %	-4.7%					11.3%